EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FOURTH-QUARTER 2004 EARNINGS

Net cash flow from operating activities tops $2.2 billion in 2004

Debt reduced by $1.1 billion

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – February 24, 2005

Results From Operations

Safeway Inc. today reported net income of $202.7 million ($0.45 per diluted share) for the 16-week fourth quarter ended January 1, 2005. In the 17-week fourth quarter of 2003, Safeway reported a net loss of $695.9 million ($1.57 per diluted share).

Net income for the fourth quarter of 2004 includes a total charge of approximately $47.2 million, after tax ($0.11 per diluted share), consisting of the estimated impact from the strike in Southern California, contributions to a Northern California UFCW multi-employer health and welfare plan, and an accrual for rent holidays in accordance with recent SEC guidance. Excluding these items, fourth-quarter 2004 earnings would have been $0.56 per diluted share.

Net loss for the fourth quarter of 2003 included a total of $991.5 million of after-tax charges ($2.23 per diluted share) outlined on Table 1. Excluding these items, fourth-quarter 2003 earnings would have been $0.66 per diluted share.

“Our 2004 earnings were largely as expected, and we are very pleased that the cash generated by the business significantly exceeded expectations, allowing us to reduce debt by $1.1 billion,” said Steve Burd, Chairman, President and CEO. “During the year, we were also hard at work reinventing our business, dramatically improving the quality of our produce and meat, expanding our offering of proprietary items in deli and food service and developing a store remodeling concept that highlights these changes. Our new remodel program provides a warm and comfortable shopping experience that has been well received by our customers. During 2004, we also made substantial progress restructuring labor contracts, which we believe will allow us to compete more effectively in the future.”

“As we look ahead, we are very encouraged with the prospects for our business,” added Burd. “Our first-quarter identical store sales (excluding fuel and strike-affected stores)

are currently running at 1.4%, and we expect reported identical store sales for the full quarter to be 2% or better, with an estimated benefit of approximately 1% from pre-Easter sales in the last week of the first quarter of 2005. We believe this sales improvement is a direct result of the strategy initiated more than 15 months ago, and we expect these positive sales to continue as the year progresses.”

Reclassification

Historically, Safeway has classified certain minor revenue items such as partner gift card and vending machine income as a reduction of costs and expenses. As the value of these items has grown, the company has determined that they are more appropriately classified as other revenue.

These reclassifications have had no effect on operating profit or net income and very little effect on comparable store sales. Table 4 presents those reclassifications to the 2004 and 2003 income statements.

Sales

Total sales increased to $11.4 billion in the 16-week fourth quarter of 2004 compared to $11.0 billion in the 17-week quarter of 2003, primarily as a result of the recovery from the strike and increased fuel sales. Excluding sales at strike-affected stores, comparable store sales increased 1.5% and identical store sales (which exclude replacement stores) increased 1.1% for the fourth quarter of 2004. Further, excluding the effect of fuel sales, comparable store sales declined 0.3% and identical store sales declined 0.7% for the fourth quarter of 2004.

Gross Profit

Gross profit was 29.47% of sales in the fourth quarter of 2004 compared to 29.43 % in the fourth quarter of 2003. Higher fuel sales (which have a lower gross margin) reduced gross profit by 43 basis points, and the estimated impact of the strike reduced gross profit by 15 basis points. Gross profit in 2003 was reduced 64 basis points due to the charge to accrue estimated physical inventory losses. Excluding these items, gross profit was essentially flat.

Operating and Administrative Expense

Operating and administrative expense declined 216 basis points to 25.90% of sales in the fourth quarter of 2004 from 28.06% in the fourth quarter of 2003. This decline consisted primarily of 186 basis points due to lower impairment charges, an estimated 83 basis points from the strike recovery and 13 basis points from higher fuel sales, offset by 9 basis points from the accrual for rent holidays and 57 basis points primarily from higher wages, benefits and occupancy expense.

Interest Expense

Interest expense declined to $123.0 million in the fourth quarter of 2004 compared to $135.6 million in the fourth quarter of 2003, primarily because the company has reduced debt by $1.1 billion from $7.8 billion at year-end 2003 to $6.7 billion at year-end 2004.

Income Tax Expense

Income tax expense was $101.2 million, or 33.3% of pretax income, in the fourth quarter of 2004. Income tax expense includes a tax benefit of $8.8 million due to tax law changes and the resolution of certain tax issues during the quarter.

Annual Results

Net income for the year ended 2004 was $560.2 million ($1.25 per diluted share) compared to a loss of $169.8 million ($0.38 per diluted share) for 2003.

Net income in 2004 includes a total estimated impact of approximately $304.8 million, after tax ($0.68 per diluted share) from the after-tax charges outlined in Table 1. Excluding these items, 2004 earnings would have been $1.93 per diluted share.

Net loss for 2003 included a total of $1,083.0 million of after-tax charges ($2.43 per diluted share) outlined on Table 1. Excluding these items, net income in 2003 was $2.05 per diluted share.

Sales increased only slightly to $35.8 billion in 2004 from $35.7 billion in 2003, primarily because of the strike and because fiscal 2004 had one fewer week than fiscal 2003. The gross profit margin decreased 44 basis points to 29.58% in 2004 from 30.02% in 2003. Operating and administrative expense decreased 7 basis points to 26.30% of sales from 26.37% in 2003.

Capital Expenditures

During 2004, Safeway invested $1.2 billion in cash capital expenditures. The company opened 33 new lifestyle stores, completed 94 lifestyle remodels and closed 48 stores. In 2005, the company expects to spend approximately $1.4 billion in cash capital expenditures and open approximately 30 to 35 new lifestyle stores and complete approximately 275 to 285 lifestyle remodels.

Cash Flow

Net cash flow from operating activities increased to $2,226.4 million in 2004 from $1,609.6 million in 2003.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, increased to $1,070.3 million for 2004 compared to $795.0 million in 2003.

Net cash flow used by financing activities, which consists principally of cash used to pay down debt, was $1,077.6 million in 2004 and $724.0 million in 2003. Total debt declined by $1.1 billion to $6.7 billion in 2004 from $7.8 billion in 2003.

Guidance

Safeway confirms 2005 guidance of $1.41 to $1.51 per diluted share which includes an estimated stock option expense of $0.09 per diluted share. In addition, the company expects to generate free cash flow of $500 million to $700 million in 2005 compared to $1,156.1 million in 2004. Free cash flow will be less in 2005 compared to 2004 because of reduced working capital improvements and increased capital expenditures.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,802 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing fourth-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PST February 24, 2005. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of earnings per share, stock option expense, identical store sales, capital expenditures, free cash flow, effects of restructuring labor contracts, and the effects of the Southern California strike, including the improvement of sales since the strike, and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, including the effect of the Southern California labor dispute, the resolution of a lawsuit challenging certain provisions of the agreement with Kroger and Albertson’s that arose out of the multi-employer bargaining process in Southern California and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, performance in new business ventures, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-

looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

OPERATING RESULTS

(Dollars in millions, except per-share amounts)

(Unaudited)

	16 Weeks Ended January 1, 2005	17 Weeks Ended January 3, 2004	52 Weeks Ended January 1, 2005	53 Weeks Ended January 3, 2004

Sales and other revenue	$11,390.4	$11,043.8	$35,822.9	$35,727.2
Cost of goods sold	(8,033.7)	(7,793.6)	(25,227.6)	(25,003.0)

Gross profit	3,356.7	3,250.2	10,595.3	10,724.2
Operating and administrative expense	(2,950.5)	(3,099.3)	(9,422.5)	(9,421.2)
Goodwill impairment charges	—	(472.6)	—	(729.1)

Operating profit (loss)	406.2	(321.7)	1,172.8	573.9
Interest expense	(123.0)	(135.6)	(411.2)	(442.4)
Other income (expense), net	20.7	(0.7)	32.3	9.6

Income (loss) before income taxes	303.9	(458.0)	793.9	141.1
Income taxes	(101.2)	(237.9)	(233.7)	(310.9)

Net income (loss)	$202.7	$(695.9)	$560.2	$(169.8)

Basic earnings (loss) per share	$0.45	$(1.57)	$1.26	$(0.38)

Diluted earnings (loss) per share	$0.45	$(1.57)	$1.25	$(0.38)

Weighted average shares outstanding (in millions):

Basic	446.5	442.7	445.6	441.9

Diluted	449.4	442.7	449.1	441.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	Year-end 2004	Year-end 2003

ASSETS

Current assets:
Cash and equivalents	$266.8	$174.8
Receivables	339.0	383.2
Merchandise inventories	2,740.7	2,642.2
Other current assets	251.2	307.5

Total current assets	3,597.7	3,507.7

Total property, net	8,689.4	8,405.8

Goodwill	2,406.6	2,404.9
Other long-term assets	683.7	778.3

Total assets	$15,377.4	$15,096.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$596.9	$699.5
Current obligations under capital leases	42.8	50.5
Accounts payable	1,759.4	1,509.6
Other current liabilities	1,393.0	1,204.7

Total current liabilities	3,792.1	3,464.3

Long-term debt:
Notes and debentures	5,469.7	6,404.0

Obligations under capital leases	654.0	668.3

Total long-term debt	6,123.7	7,072.3

Other long-term liabilities	1,154.7	915.8

Total liabilities	11,070.5	11,452.4

Total stockholders’ equity	4,306.9	3,644.3

Total liabilities and stockholders’ equity	$15,377.4	$15,096.7

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	52 Weeks Ended January 1, 2005	53 Weeks Ended January 3, 2004
OPERATING ACTIVITIES
Net cash flow from operating activities	$2,226.4	$1,609.6

INVESTING ACTIVITIES
Cash paid for property additions	(1,212.5)	(935.8)
Proceeds from sale of property	194.7	189.0
Other	(52.5)	(48.2)

Net cash flow used by investing activities	(1,070.3)	(795.0)

FINANCING ACTIVITIES
Additions to short-term borrowings	11.2	2.6
Payments on short-term borrowings	(1.5)	(3.1)
Additions to long-term borrowings	1,173.5	1,592.0
Payments on long-term borrowings	(2,278.6)	(2,331.0)
Net proceeds from exercise of stock options	24.4	19.1
Other	(6.6)	(3.6)

Net cash flow used by financing activities	(1,077.6)	(724.0)

Effect of changes in exchange rate on cash	13.5	8.2

Increase in cash and equivalents	92.0	98.8

CASH AND EQUIVALENTS
Beginning of period	174.8	76.0

End of period	$266.8	$174.8

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED INCOME

	Fourth Quarter 2004			Full Year 2004
	Before taxes	After taxes	Per diluted share*	Before taxes	After taxes	Per diluted share*
Net income, as reported	$303.9	$202.7	$0.45	$793.9	$560.2	$1.25
Estimated strike impact	60.0	37.0	0.08	412.2	254.0	0.57
Health and welfare contribution	6.0	3.7	0.01	25.7	15.8	0.03
Accrual for rent holidays	10.6	6.5	0.02	10.6	6.5	0.02
Dominick’s store closures	—	—	—	45.7	28.5	0.06

Adjusted income	$380.5	$249.9	$0.56	$1,288.1	$865.0	$1.93

	Fourth Quarter 2003			Full Year 2003
	Before taxes	After taxes	Per diluted share*	Before taxes	After taxes	Per diluted share*
Net (loss) income, as reported	$(458.0)	$(695.9)	$(1.57)	$141.1	$(169.8)	$(0.38)
Estimated strike impact	167.5	102.9	0.23	167.5	102.9	0.23
Dominick’s charges:
Goodwill impairment	24.9	24.4	0.06	281.4	275.9	0.62
Asset impairment	190.7	116.9	0.26	311.4	190.9	0.43
Reversal of tax benefit	—	249.6	0.56	—	—	—
Randall’s impairment charges	447.7	447.7	1.01	447.7	447.7	1.00
Miscellaneous investments write-off	10.6	6.5	0.01	10.6	6.5	0.01
Inventory adjustments	71.0	43.5	0.10	71.0	43.5	0.10
Restructuring and other expenses	—	—	—	25.5	15.6	0.04

Adjusted income	$454.4	$295.6	$0.66	$1,456.2	$913.2	$2.05

TABLE 2: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	Full Year 2004	Full Year 2003	Forecasted Range Fiscal 2005
Net cash flow from operating activities	$2,226.4	$1,609.6	$1,900.0	$2,000.0
Net cash flow used by investing activities	(1,070.3)	(795.0)	(1,400.0)	(1,300.0)

Free cash flow	$1,156.1	$814.6	$500.0	$700.0

TABLE 3: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	Full Year
	2004	2003
Cash capital expenditures	$1,212.5	$936
Stores opened	33	40
Stores closed	48	31
Remodels completed	115	75
Stores at end of period	1,802	1,817
Square footage (in millions)	82.1	82.6
Number of fuel stations at end of period	311	270

*	Rounding affects some subtotals

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 4: IMPACT OF RECLASSIFICATIONS ON INCOME STATEMENT

	16 Weeks Ended January 1, 2005	17 Weeks Ended January 3, 2004	52 Weeks Ended January 1, 2005	53 Weeks Ended January 3, 2004
Sales, before reclassifications	$11,325.0	$10,984.7	$35,621.9	$35,552.7
Reclassifications	65.4	59.1	201.0	174.5

Sales and other revenue, adjusted	$11,390.4	$11,043.8	$35,822.9	$35,727.2

Cost of sales, before reclassifications	$(8,030.0)	$(7,797.4)	$(25,230.0)	$(25,018.9)
Reclassifications	(3.7)	3.8	2.4	15.9

Cost of sales, adjusted	$(8,033.7)	$(7,793.6)	$(25,227.6)	$(25,003.0)

Gross profit, before reclassifications	$3,295.0	$3,187.3	$10,391.9	$10,533.8
Reclassifications	61.7	62.9	203.4	190.4

Gross profit, adjusted	$3,356.7	$3,250.2	$10,595.3	$10,724.2

Operating and administrative expense, before reclassifications	$(2,888.8)	$(3,036.4)	$(9,219.1)	$(9,230.8)
Reclassifications	(61.7)	(62.9)	(203.4)	(190.4)

Operating and administrative expense, adjusted	$(2,950.5)	$(3,099.3)	$(9,422.5)	$(9,421.2)

Comparable-store sales increases (decreases), before reclassifications*	1.4%	1.1%	1.4%	-0.1%
Reclassifications	0.1%	0.1%	0.1%	0.1%

Comparable-store sales, adjusted*	1.5%	1.2%	1.5%	0.0%

Identical-store sales increases (decreases), before reclassifications*	1.0%	0.7%	0.9%	-0.5%
Reclassifications	0.1%	0.1%	0.0%	0.1%

Identical-store sales, adjusted*	1.1%	0.8%	0.9%	-0.4%

*	Excluding strike impact

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 5: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

52 Weeks Ended Jan. 1, 2005

Net income	$560.2
Add (subtract):
Income taxes	233.7
Interest expense	411.2
Depreciation	894.6
Lifo income	(15.2)
Equity in earnings of unconsolidated affiliates, net	(12.6)

Total Adjusted EBITDA	$2,071.9

Total debt at January 1, 2005	$6,763.4

Adjusted EBITDA as a multiple of interest expense	5.04
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00

Debt to Adjusted EBITDA	3.26
Maximum debt to Adjusted EBITDA under bank credit agreement	4.00

TABLE 6: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

52 Weeks Ended Jan. 1, 2005

Net cash flow from operating activities	$2,226.4
Add (subtract):
Income taxes	233.7
Interest expense	411.2
Property impairment charges other than Dominick’s	(39.4)
Deferred income taxes	29.2
Net pension expense	(112.9)
Accrued claims and other liabilities	(118.1)
Loss on property retirements and lease exit costs	(20.6)
Other	0.6
Changes in working capital items	(538.2)

Adjusted EBITDA	$2,071.9